Exhibit 99.1

Chairman’s Mid-Year Update	July 25, 2011

Dear Shareholder:

Apple REIT Nine, Inc. remains focused on the protection of shareholder principal and the distribution of attractive returns through the acquisition, ownership and operation of income-producing real estate, including Marriott®- and Hilton®-branded hotels and 110 parcels of land that are leased to a third party. Apple REIT Nine’s hotels represent some of the leading brands in the hotel industry, and the portfolio currently consists of 86 upscale limited-service, extended-stay and full-service hotels, with 10,982 guestrooms located in 27 states.

Each of the Apple REIT Nine hotels was carefully selected based on market and brand as well as past and anticipated future performance. Although economic conditions within our markets have fluctuated since the Company began in 2008, with 2009 and 2010 some of the most fiscally challenging times the industry has experienced in recent history, our hotels remained profitable and the unique economic environment in conjunction with the Company’s purchasing strategy provided us with exciting acquisition opportunities. Hotel industry analysts have forecast revenue per available room will be up approximately six to eight percent and average daily rate and occupancy will each be up approximately two to four percent in 2011 as compared to results for 2010.1 With key performance indicators showing steady improvement, I am confident in the long-term success of the Apple REIT Nine program.

This year, the Company anticipates we will achieve funds from operations of approximately $112 to $125 million, or $0.61 to $0.68 per share, and net income of approximately $59 to $72 million, or $0.32 to $0.39 per share.2 The annualized distribution rate for the Company remains at $0.88 per share. The Company sets an annualized distribution rate to provide shareholders consistency over the life of our program. We closely monitor our annualized distribution rate, taking into account varying economic cycles and capital improvements as well as current and projected hotel performance, and may make adjustments as needed, based on available cash resources. Our team will continue to diligently work to protect your investment while providing you with attractive distributions. Our long-term goal is and has always been to maximize shareholder value over the life of the program.

Since the beginning of Apple REIT Nine, the Company has consistently maintained a balance sheet among the strongest in the hotel industry. The current debt level is less than seven percent of our total initial capitalization, which is well below industry averages. Furthermore, since the time of Apple REIT Nine’s first dividend payment, we have paid approximately $282.0 million in shareholder distributions, or approximately $2.79 per share to those who have been shareholders of the Company since the time of the initial closing.

We will provide complete financial results in our second quarter report on form 10Q, which we anticipate filing with the Securities and Exchange Commission (www.sec.gov) at the beginning of August. Shareholder summaries will be distributed soon thereafter. As always, thank you for your investment in Apple REIT Nine. For additional information visit www.applereitnine.com.

Sincerely,

Glade M. Knight
Chairman and Chief Executive Officer

Disclosures on reverse

Disclosures
Certain statements contained in this letter other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Nine to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Nine to implement its operating strategy; Apple Nine’s ability to manage planned growth; changes in economic cycles, and competition within the hotel industry. Although Apple Nine believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Nine or any other person that the results or conditions described in such statements or the objectives and plans of Apple Nine will be achieved. In addition, Apple Nine’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Apple Nine’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Nine with the SEC on March 11, 2011. Any forward-looking statement speaks only as of the date of this letter and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

1 According to Smith Travel Research, PKF Hospitality Research and PricewaterhouseCoopers

2 Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property plus depreciation and amortization. The Company considers FFO in evaluating operating performance and believes FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. FFO is not necessarily indicative of cash available to fund cash needs. The difference in projected FFO and projected net income is projected depreciation of approximately $52 to $54 million for the year ending December 31, 2011.